Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President of Investor Relations, 303-312-8155

Bill Barrett Corporation Reports Third Quarter 2014 Results

and Provides First Northeast Wattenberg Mid-length Lateral Well Results

DENVER – November 6, 2014 – Bill Barrett Corporation (“the Company”) (NYSE: BBG) today reported third quarter 2014 results and announced operational updates. Highlights from the third quarter are presented below. The Company:

•	Produced 2.7 million barrels of oil equivalent (“MMBoe”), including oil production of more than 1.1 million barrels (“MMBbls”)

•	Grew Denver-Julesburg (“DJ”) Basin production by 150% and increased total production from active programs by 32%, year-over-year

•	Completed portfolio transition through $757 million of asset sales and an acreage exchange to close the third quarter with a simplified, oil focused portfolio and a 20% increase in the key Northeast Wattenberg leasehold position

•	Initiated production from four mid-length (7,300’ laterals) Northeast Wattenberg wells located in the southern acreage block. The wells averaged 548 barrels of oil equivalent per day (“Boe/d”) per well over 30 days of production, meeting expectations

•	Drilled 4 mid-length and 23 extended reach lateral (“XRL”) wells year-to-date in the Northeast Wattenberg area of the DJ Basin and placed 21 of those on line

•	Reduced net debt by $526 million and increased liquidity to $644 million

•	Generated discretionary cash flow of $70.1 million, or $1.46 per diluted common share

Chief Executive Officer and President Scot Woodall commented: “We have completed our transition to an oil focused company and are well positioned to drive profitable growth going forward. During the third quarter, we achieved significant milestones that position our Company extremely well in today’s operating environment. We have materially reduced our net debt position, increased our liquidity, simplified our portfolio into two core, high growth programs and sizably increased our profitability per barrel. We are driving cash flow growth from two development programs that offer reduced risk of execution compared to our earlier assessment activities.

“Regarding operations, I am very pleased with our team’s operational execution in the Northeast Wattenberg. We have drilled 27 mid-length and extended reach lateral wells including nearly 250,000 feet of lateral drilling. We have completed 23 of these wells, including nearly 1,000 fracture stimulation stages that have been done timely and according to plan, with the four remaining wells waiting on completion operations. Further, positive initial results from our first four longer lateral wells continue to demonstrate the quality of our southern acreage position, which we increased by approximately 7,900 net acres during the quarter.

“As we look to 2015, we are developing our operations plan for a lower oil price environment. Our cash flow base is supported by a majority of 2015 oil production hedged at approximately $90 per barrel. At today’s strip prices, our key development programs in the DJ and Uinta generate returns well in excess of internal hurdle rates. We are running a variety of 2015 operating plan scenarios and considering a range of commodity prices and absolute expenditures. Our total expenditures will consider the right balance of value creation from our high quality asset base with maintaining balance sheet strength and liquidity.”

OPERATING AND FINANCIAL RESULTS

Asset Sale Transaction Highlights

During the third quarter of 2014, the Company completed asset sale and exchange transactions with a stated value of $757 million. The transactions included the sale of the Gibson Gulch natural gas property in the Piceance Basin as well as various leasehold packages in the early stage Powder River Basin. The transactions included an acquisition in the Northeast Wattenberg that added:

•	7,856 net acres in the center of the Company’s program, a 20% increase

•	390 Boe/d of production

•	Revision of contractual terms in the area, providing the Company with more flexibility to maximize the value of its program

Completion of these transactions position the Company to have an asset portfolio that is approximately 70% oil and simplified into two core basins. It further served to significantly reduce net debt and increase liquidity in order to better position the Company to generate profitable growth from its two core programs.

The total stated value of the transactions included $568 million in cash proceeds (adjusted at closing to respective effective dates), $69 million estimated value for assets acquired in the Northeast Wattenberg that were exchanged for assets in the Powder River Basin, $36 million for the purchaser’s assumption of a lease financing obligation and $84 million in future commitments assumed by the purchaser for firm gathering and transportation obligations.

All of the transactions closed in the third quarter and the adjusted cash proceeds received were $531 million. The Company applied the cash proceeds to pay off the outstanding balance under its revolving credit facility of $280 million and the remainder of the proceeds are retained in cash to be used for future investment into core drilling programs.

Operating Results – Pro Forma for Asset Sales

(Pro forma results remove the contribution from asset areas that have been sold over the past two years.)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Production Data:
Oil (MBbls)	941	744	26%	2,580	2,011	28%
Natural gas (MMcf)	1,848	1,350	37%	4,794	3,744	28%
NGLs (MBbls)	148	89	66%	403	224	80%
Combined volumes (MBoe)	1,397	1,058	32%	3,782	2,859	32%
Daily combined volumes (Boe/d)	15,185	11,500	32%	13,853	10,473	32%

Third quarter of 2014 oil, natural gas and natural gas liquids (“NGLs”) production, adjusted pro forma for sold assets, was 1.4 MMBoe, up 32% compared with the third quarter of 2013. Oil production from these assets was 941 MBbls, or 10,228 barrels per day (“Bbls/d”), up 26% compared with the third quarter of 2013.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$82.28	$88.84	-7%	$83.36	$81.68	2%
Natural Gas (per Mcf)	4.30	3.65	18%	5.01	3.49	43%
NGLs (per Bbl)	24.26	25.15	-4%	24.65	25.32	-3%
Combined (per Boe)	63.67	69.26	-8%	65.85	64.01	3%

Pro forma, pre-hedge revenue per unit from continuing operations was $63.67 per Boe in the third quarter of 2014, reflecting nearly 70% oil as a percent of total production.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Average Costs (per Boe):
Leasing operating expense	$7.47	$8.95	-17%	$8.45	$9.35	-10%
Gathering, transportation and processing expense	0.62	0.62	0%	0.88	0.95	-7%
Production tax expense	5.45	4.79	14%	5.36	4.39	22%
Depreciation, depletion and amortization	34.32	29.79	15%	33.17	28.96	15%

Pro forma, cash operating costs (lease operating expense, gathering, transportation and processing costs and production tax expense) for the transitioned portfolio were $13.54 per Boe in the third quarter of 2014.

Adjusting cash flow pro forma for sold assets, field level cash flow increased 20% in the third quarter of 2014 compared with the third quarter of 2013. Field level cash flow is defined as production revenue less cash operating costs for lease operating expenses, gathering, transportation and processing expenses, and production tax expenses.

Operating Results – Total Company

Production, Wells Spud and Capital Expenditures

	Three Months Ended September 30, 2014			Nine Months Ended September 30, 2014
	Average Net Daily Production (Boe/d)	Wells Spud Gross/ Net(1)	Capital Expenditures ($millions)(2)	Average Net Daily Production (Boe/d)	Wells Spud Gross/ Net(1)	Capital Expenditures ($millions)(2)
Basin:
Denver-Julesburg	8,268	23/16	$103.2	7,281	77/46	$283.5
Uinta	6,802	18/7	45.3	6,437	51/28	119.2
Piceance	12,091	—	—	12,951	—	—
Powder River Deep & Other	1,687	4/1	8.4	1,576	17/3	27.3

	28,848	45/24	$156.9	28,245	145/77	$430.0

(1)	Includes operated and non-operated wells
(2)	Capital expenditures in the table above do not include $71 million for the three month period or $79 million for the nine month period recorded value for assets acquired through exchanges.

Total oil, natural gas and NGL production was 2.7 MMBoe (or 15.9 billion cubic feet equivalent of natural gas, “Bcfe”), or 28,848 Boe/d, in the third quarter of 2014. Oil production accounted for 42% of total production in the third quarter of 2014 compared with 25% in the third quarter of 2013. (See Selected Operating Highlights schedule below for production detail by commodity.)

In 2014, the Company anticipates participating in approximately 195 gross/98 net development wells, of which approximately 116 gross are to be operated by the Company.

Per Unit Revenue and Costs

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$82.83	$90.41	-8%	$84.04	$83.01	1%
Natural Gas (per Mcf)	4.24	3.98	7%	4.83	3.92	23%
NGLs (per Bbl)	32.65	27.14	20%	32.80	26.34	25%
Combined (per Boe)	50.48	41.27	22%	51.47	37.40	38%

Average Realized Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$79.98	$83.51	-4%	$79.52	$82.50	-4%
Natural Gas (per Mcf)	4.27	4.30	-1%	4.50	4.10	10%
NGLs (per Bbl)	33.19	28.74	15%	32.61	27.79	17%
Combined (per Boe)	49.46	40.88	21%	48.78	38.20	28%

Product pricing, pre-hedge, was up 22% per Boe compared with the third quarter of 2013, despite lower oil prices, as a higher proportion of sales came from oil production. The Company settled net $2.7 million in cash commodity hedge losses for the third quarter of 2014.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Average Costs (per Boe):
Leasing operating expense	$6.14	$5.11	20%	$6.27	$4.77	31%
Gathering, transportation and processing expense	4.06	4.58	-11%	4.44	4.55	-2%
Production tax expense	3.95	2.29	72%	3.60	1.97	83%
Depreciation, depletion and amortization	26.01	20.16	29%	24.57	19.27	28%
General and administrative expense, excluding non-cash stock-based compensation expense (1)	2.86	3.10	-8%	4.07	3.25	25%

(1)	(See Selected Operating Highlights, footnote (1), below for non-GAAP disclosure.)

Cash operating costs per unit were higher in the third quarter of 2014 at $14.15 per Boe compared with the third quarter of 2013 at $11.98 per Boe, due to the higher proportion of oil production, as oil is more costly to produce per unit than natural gas. General and administrative expenses of $7.6 million in the third quarter of 2014 were down $3.5 million compared with the prior year period due primarily to a $3 million true-up of accrued expenses and reduced corporate headcount related to the transactions.

Discretionary Cash Flow and Net Loss

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Discretionary Cash Flow ($ millions)	$70.1	$74.9	-6%	$192.7	$204.2	-6%
Discretionary Cash Flow per Share	1.46	1.58	-8%	4.02	4.30	-7%
Adjusted Net Loss ($ millions)	(3.1)	(4.4)	30%	(14.0)	(25.7)	46%
Adjusted Net Loss per Share	(0.06)	(0.09)	33%	(0.29)	(0.54)	46%

Discretionary cash flow (a non-GAAP measure, see “Discretionary Cash Flow Reconciliation” below) in the third quarter of 2014 was $70.1 million, or $1.46 per diluted common share, down slightly from $74.9 million in the third quarter of 2013. Higher revenue per unit and lower general and administrative expenses were offset by lower natural gas production and higher per unit costs.

Adjusted net loss is a non-GAAP measure (see “Adjusted Net Income (Loss) Reconciliation” below.) Adjusted net income (loss) removes the effect of unrealized derivative gains and losses and non-recurring charges such as impairment expenses, property sales and certain one-time items.

PROGRAM HIGHLIGHTS

Northeast Wattenberg/DJ Basin, Colorado and Wyoming

•	Increased Northeast Wattenberg acreage position by approximately 20% through an acreage exchange transaction

•	Drilled four mid-length lateral wells and 23 XRL wells with 23 mid-length and XRL wells completed to-date

•	Initial production rates from the first four mid-length lateral wells averaged 770 Boe/d per well over a 24-hour peak production period, 548 Boe/d per well over 30 days of production, and 447 Boe/d per well over 60 days of production, consistent with type curve expectations

•	Net production averaged 8,268 Boe/d, a 150% increase from the third quarter of 2013 and up 17% sequentially

•	Production was 58% oil, 27% natural gas and 15% NGLs in the third quarter

The Company is currently operating three rigs in the Northeast Wattenberg area, which are predominantly drilling XRL wells. All drilling and completion mechanics have been executed on plan and the Company expects to spud 34 and complete 28 longer lateral wells by year-end. The first four longer lateral wells were drilled to approximately 7,300 feet lateral length (mid-length due to leasehold restrictions) and the remainder were drilled to an average length of approximately 9,300 feet.

All four mid-length lateral wells were drilled in the southern portion of the Company’s Northeast Wattenberg position with two wells drilled into the Niobrara B zone and two wells drilled into the Niobrara C zone. The wells were completed with sliding sleeve technology, stimulated with approximately 6.8 million pounds of sand and fracture stimulated with 26 to 32 stages.

During the third and fourth quarters of 2014, the Company is testing variations of its completion technology in its XRL wells to include plug-and-perf, a one-third increase in sand volume (to 12 million pounds), tighter spaced stimulation stages (up to 55 stages) and choke controlled flowback in an effort to optimize technology and well performance. In addition, the Company is currently testing downspacing to 40-acre widths with XRL wells.

The DJ Basin program is expected to include drilling approximately 65 gross operated wells (53 net), and participation in an additional 47 gross wells (9 net) during 2014. The Company expects that more than 20 mid and extended reach lateral wells will be producing oil at year-end, driving a ramp-up in DJ Basin production. To date, the Company has observed variability in the duration of flowback times (fluid flowback after completion of the well and before hydrocarbon production) in the initial mid and extended reach lateral wells and continues controlled flowback operations on all wells. As a result, the Company has modified its production guidance for 2014 to include a range for timing of wells coming on production. (See 2014 Operating Guidance below.)

At September 30, 2014, the Company had an approximate 76% working interest in production from 388 gross/258 net wells, including approximately 200 legacy vertical wells from prior DJ Basin property acquisitions. As of the end of the third quarter of 2014, the Company had approximately 87,450 net acres in the DJ Basin program.

Uinta Oil Program (East Bluebell, Blacktail Ridge-Lake Canyon and South Altamont), Utah

•	Net production for all areas of the Uinta Oil Program averaged 6,802 Boe/d

•	Total Uinta Oil Program production was 78% oil, 17% natural gas and 5% NGLs

•	East Bluebell production was up 15% from the third quarter of 2013

The Company has drilled and completed 42 wells in the Uinta oil program year-to-date, including 32 in East Bluebell and 10 in Blacktail Ridge. During 2014, the Company has improved drilling efficiencies in the area, reducing average days to drill from 14 to 10 and completing its 2014 program ahead of schedule.

During the early part of the fourth quarter of 2014, the Company reduced active rigs in the area from two to one and for 2014 expects to drill 51 gross wells (33 net) in the area.

At September 30, 2014, the Company had an approximate 75% working interest in production from 344 gross/195 net wells. As of the end of the third quarter of 2014, the Company had approximately 152,130 net acres (including approximately 50,000 net acres to be earned) in the Uinta Oil program, including 23,675 net acres in the East Bluebell area.

Gibson Gulch, Piceance Basin Colorado

During the third quarter of 2014, the Gibson Gulch property was sold. The transaction closed September 30, 2014 with an effective date of July 1, 2014.

Powder Deep Oil Program, Wyoming

During the third quarter of 2014, the majority of Powder Deep acreage was sold or exchanged. At September 30, 2014, the Company held 18,700 net acres in the Powder Deep Oil Program.

ADDITIONAL FINANCIAL INFORMATION

Debt and Liquidity

($ millions)	At September 30, 2014
Outstanding Balance Revolving Credit Facility	$—
7.625% Senior Notes due 2019	400.0
7.000% Senior Notes due 2022	400.0
5% Convertible Senior Notes	25.3
Lease Financing Obligation	3.7

Total Debt	$829.0
Cash on Hand	294.8

Net Debt	$534.2

Borrowing Base	$375.0
Letter of credit	(26.0)
Cash on hand	294.8

Liquidity	$643.8

At quarter-end, the Company’s revolving credit facility had a $375.0 million borrowing base, zero drawn and $349.0 million in available capacity, after taking into account a $26.0 million letter of credit. At quarter-end, net debt (principal balance of debt outstanding less the cash balance) was $534.2 million and liquidity was $643.8 million.

Commodity Hedges

It is the Company’s strategy to hedge a portion of its production to reduce the risks associated with unpredictable future commodity prices and to provide predictability for a portion of cash flows in order to support the Company’s capital expenditure program.

For the next five quarters, the Company has hedges in place as outlined in the table below. Swap positions for natural gas are tied to regional sales points and oil hedge positions are tied to West Texas Intermediate. The following table summarizes hedge positions as of October 13, 2014:

	Oil		Natural Gas
Period	Volume (Bbls/d)	Price ($/Bbl)	Volume (MMBtu/d)	Price ($/ MMBtu)
4Q14	10,600	93.88	19,158	3.55
1Q15	11,800	90.46	20,000	4.13
2Q15	11,300	90.39	20,000	4.13
3Q15	10,800	89.81	20,000	4.13
4Q15	10,800	89.81	20,000	4.13

2014 Operating Guidance

The Company’s 2014 operating guidance (please reference “Forward-Looking Statements” below) is updated as follows. The Company may update the following guidance as business conditions warrant:

•	Capital expenditures of $560 million-$570 million, increased by $27.5 million at the mid-point. This does not include the non-cash value of assets acquired through exchanges. The revised capital expenditure forecast adjusts for:

•	Subsequent to the September 2014 acquisition of additional acreage in the Northeast Wattenberg, the Company modified its drilling schedule in the Northeast Wattenberg to increase activity in higher working interest areas; and

•	Increased drilling and completion costs associated with testing new techniques, including plug-and-perf technology and increased sand volumes, which are being actively applied during the third and fourth quarters.

•	Production of 9.0 million-9.4 million Boe, decreased by 4% at the midpoint.

•	The revised production forecast relates to the duration of flowback periods for the XRL wells, which has ranged up to 45 days. The Company has 21 wells in various stages of flowback and initial production. These wells are the primary drivers of fourth quarter incremental production growth. Given variability in the flowback period before first hydrocarbon production, the actual production contribution from these wells in the fourth quarter of 2014 can fall within a fairly wide range. All of these wells are expected to be on production in the first quarter of 2015.

•	Lease operating costs of $58 million-$62 million, unchanged.

•	Gathering, transportation and processing costs of $36 million-$37 million, unchanged.

•	Starting in the fourth quarter of 2014, approximately $4.5 million per quarter in cash costs associated with natural gas firm transportation obligations will be classified in a separate line item.

•	General and administrative expenses, before non-cash stock-based compensation costs, of $43- million-$45 million, reduced to reflect lower third quarter actual expenses and lower run rate.

THIRD QUARTER 2014 RESULTS WEBCAST AND CONFERENCE CALL

As previously announced, a webcast and conference call will be held later this morning to discuss third quarter 2014 results. Please join Bill Barrett Corporation executive management at noon Eastern time/10:00 a.m. Mountain time on November 6, 2014 for the live webcast, accessed at www.billbarrettcorp.com, or join by telephone by calling 866-515-2912 (617-399-5126 international callers) with passcode 76055388. The webcast will remain available on the Company’s website for approximately 30 days, and a replay of the call will be available November 6 through November 13, 2014 at call-in number 888-286-8010 (617-801-6888 international) with passcode 92654918.

QUARTERLY REPORT ON FORM 10-Q

The Company plans to file later today its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. The Form 10-Q will be posted to the Company’s website at www.billbarrettcorp.com and found under “SEC Filings”.

UPCOMING EVENTS – INVESTOR CONFERENCES

Updated investor presentations are posted to the homepage of the Company’s website at www.billbarrettcorp.com prior to investor events. An investor presentation will be posted at 7:00 a.m. Mountain time today that will be used at the following investor events.

Senior Vice President-Business Development Larry Parnell and Vice President-Investor Relations Jennifer Martin will participate in investor meetings at the Barclays Multi-Industry Small Cap Conference on November 12, 2014. The event is not webcast.

Mr. Parnell and Ms. Martin will participate in investor meetings at the Ladenburg One-on-One Conference on November 19, 2014. The event is not webcast.

Mr. Parnell will present at the Goldman Sachs 2nd Annual US Emerging/SMID Cap Growth Conference on November 20, 2014 at 7:30 a.m. Eastern time. The event will be webcast, with the webcast accessible from the Company’s website at www.billbarrettcorp.com.

DISCLOSURE STATEMENTS

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are dependent upon events, risks and uncertainties that may be outside the Company’s control. Actual results could differ materially from those discussed in these forward-looking statements. In particular, the Company is providing updated “2014 Operating Guidance,” which contains projections for certain 2014 operational and financial metrics. These and other forward-looking statements in this press release are based on management’s judgment as of the date of this press release and include certain risks and uncertainties. Among a number of factors, operations plans are subject to change during the year and such changes can materially affect projected results provided in the Company’s guidance. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect these forward-looking statements.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things: oil, NGL and natural gas price volatility, including regional price differentials; costs, availability and timing of build-out of third party facilities for gathering, processing, refining and transportation; delays or other impediments to drilling and completing wells arising from political or judicial developments at the local, state or federal level, including voter initiatives related to hydraulic fracturing; development drilling and testing results; the potential for production decline rates to be greater than expected; regulatory delays, including seasonal or other wildlife restrictions on federal lands; exploration risks such as drilling unsuccessful wells; higher than expected costs and expenses, including the availability and cost of services and materials; unexpected future capital expenditures; economic and competitive conditions; debt and equity market conditions, including the availability and costs of financing to fund the Company’s operations; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; declines in the values of our oil and gas properties resulting in impairments; changes in estimates of proved reserves; compliance with environmental and other regulations; derivative and hedging activities; risks associated with operating in one major geographic area; the success of the Company’s risk management activities; title to properties; litigation; environmental liabilities; and, other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

BILL BARRETT CORPORATION

Selected Operating Highlights

(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2014	2013	2014	2013
Production Data:
Oil (MBbls)		1,107	909	3,056	2,528
Natural gas (MMcf)		6,834	12,988	19,950	41,959
NGLs (MBbls)		408	500	1,330	1,627
Combined volumes (MBoe)		2,654	3,574	7,711	11,148
Daily combined volumes (Boe/d)		28,848	38,848	28,245	40,835

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)		$82.83	$90.41	$84.04	$83.01
Natural gas (per Mcf)		4.24	3.98	4.83	3.92
NGLs (per Bbl)		32.65	27.14	32.80	26.34
Combined (per Boe)		50.48	41.27	51.47	37.40

Average Realized Sales Prices (after the effects of realized hedges):
Oil (per Bbl)		$79.98	$83.51	$79.52	$82.50
Natural gas (per Mcf)		4.27	4.30	4.50	4.10
NGLs (per Bbl)		33.19	28.74	32.61	27.79
Combined (per Boe)		49.46	40.88	48.78	38.20

Average Costs (per Boe):
Lease operating expense		$6.14	$5.11	$6.27	$4.77
Gathering, transportation and processing expense		4.06	4.58	4.44	4.55
Production tax expense		3.95	2.29	3.60	1.97
Depreciation, depletion and amortization		26.01	20.16	24.57	19.27
General and administrative expense, excluding non-cash stock-based compensation expense	(1)	2.86	3.10	4.07	3.25

(1)	This separate presentation is a non-GAAP (Generally Accepted Accounting Principles) measure. Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company’s peers, which may have higher or lower stock-based compensation expense. See “Operating Expenses” in the Consolidated Statements of Operations.

BILL BARRETT CORPORATION

Consolidated Statements of Operations

(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2014	2013	2014	2013
(in thousands, except per share amounts)
Operating and Other Revenues:
Oil, gas and NGLs	(1)	$134,342	$149,345	$397,731	$424,130
Other		921	(790)	7,658	5,001

Total operating and other revenues		135,263	148,555	405,389	429,131

Operating Expenses:
Lease operating		16,284	18,280	48,367	53,138
Gathering, transportation and processing		10,784	16,374	34,238	50,734
Production tax		10,495	8,183	27,770	21,915
Exploration		23	(24)	442	212
Impairment, dry hole costs and abandonment		29,109	219,363	32,613	227,646
Loss on divestitures		99,466	—	96,896	—
Depreciation, depletion and amortization		69,024	72,047	189,426	214,792
General and administrative	(2)	7,591	11,083	31,408	36,278
Non-cash stock-based compensation	(2)	3,520	3,319	9,631	11,979

Total operating expenses		246,296	348,625	470,791	616,694

Operating Loss		(111,033)	(200,070)	(65,402)	(187,563)
Other Income and Expense:
Interest and other income		264	52	991	123
Interest expense		(18,033)	(20,078)	(53,285)	(69,346)
Commodity derivative gain (loss)	(1)	72,299	(25,595)	369	(18,607)
Loss on extinguishment of debt		—	(21,460)	—	(21,460)

Total other income and expense		54,530	(67,081)	(51,925)	(109,290)

Loss before Income Taxes		(56,503)	(267,151)	(117,327)	(296,853)
Benefit from Income Taxes		(21,854)	(100,495)	(43,343)	(111,319)

Net Loss		$(34,649)	$(166,656)	$(73,984)	$(185,534)

Net Loss Per Common Share
Basic		$(0.72)	$(3.51)	$(1.54)	$(3.91)
Diluted		$(0.72)	$(3.51)	$(1.54)	$(3.91)

Weighted Average Common Shares Outstanding
Basic		48,060	47,535	47,983	47,453
Diluted		48,060	47,535	47,983	47,453

(1)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Included in oil, gas and NGL production revenue:
Certain realized gains on hedges	$351	$1,899	$889	$5,902

Included in commodity derivative gain (loss):
Realized gain (loss) on derivatives not designated as cash flow hedges	$(3,054)	$(3,255)	$(21,580)	$2,971
Unrealized gain (loss) on derivatives not designated as cash flow hedges	75,353	(22,340)	21,949	(21,578)

Total commodity derivative gain (loss)	$72,299	$(25,595)	$369	$(18,607)

(2)	This separate presentation is a non-GAAP measure. Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company’s peers, which may have higher or lower costs stock-based compensation expense.

BILL BARRETT CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

		As of September 30, 2014	As of December 31, 2013
(in thousands)
Assets:
Cash and cash equivalents		$294,778	$54,595
Other current assets	(1)	103,164	102,652
Property and equipment, net		1,716,253	2,202,496
Other noncurrent assets	(1)	23,089	21,770

Total assets		$2,137,284	$2,381,513

Liabilities and Stockholders’ Equity:
Current liabilities		$233,626	$192,719
Notes payable to bank		—	115,000
Capitalized lease obligation		3,280	38,738
Senior notes		800,000	800,000
Convertible senior notes		25,344	25,344
Other long-term liabilities		136,090	203,994
Stockholders’ equity		938,944	1,005,718

Total liabilities and stockholders’ equity		$2,137,284	$2,381,513

(1)	At September 30, 2014, the estimated fair value of all of the Company’s commodity derivative instruments was a net asset of $17.8 million, comprised of $11.1 million of current assets and $6.7 million of non-current assets. This amount will fluctuate quarterly based on estimated future commodity prices and the current hedge position.

BILL BARRETT CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
(in thousands)
Operating Activities:
Net loss	$(34,649)	$(166,656)	$(73,984)	$(185,534)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	69,024	72,047	189,426	214,792
Impairment, dry hole costs and abandonment expense	29,109	219,363	32,613	227,646
Total derivative (gain)/loss	(75,353)	22,340	(21,949)	21,578
Deferred income tax benefit	(22,073)	(99,212)	(43,604)	(110,036)
Stock compensation and other non-cash charges	3,496	3,392	9,651	12,681
Amortization of debt discounts and deferred financing costs	1,068	1,069	3,200	4,535
(Gain) Loss on sale of properties	99,466	1,091	96,896	(3,102)
Loss on extinguishment of debt	—	21,460	—	21,460
Change in assets and liabilities:
Accounts receivable	3,326	(4,163)	9,025	12,343
Prepayments and other assets	(154)	(110)	914	1,475
Accounts payable, accrued and other liabilities	23,518	(1,058)	20,723	(24,801)
Amounts payable to oil & gas property owners	—	(3,227)	1,936	6,510
Production taxes payable	7,106	6,937	6,455	(3,245)

Net cash provided by operating activities	$103,884	$73,273	$231,302	$196,302

Investing Activities:
Additions to oil and gas properties, including acquisitions	(161,633)	(118,945)	(425,978)	(335,597)
Additions of furniture, equipment and other	(1,254)	(319)	(2,110)	(1,506)
Proceeds from sale of properties and other investing activities	549,572	(3,302)	557,747	784

Net cash provided by (used in) investing activities	$386,685	$(122,566)	$129,659	$(336,319)

Financing Activities:
Proceeds from debt	30,000	310,000	165,000	390,000
Principal payments on debt	(281,157)	(264,624)	(283,442)	(269,125)
Deferred financing costs and other	(413)	(78)	(2,462)	(1,426)
Proceeds from stock option exercises	—	1,650	126	1,653

Net cash provided by (used in) financing activities	$(251,570)	$46,948	$(120,778)	$121,102

Increase (Decrease) in Cash and Cash Equivalents	238,999	(2,345)	240,183	(18,915)
Beginning Cash and Cash Equivalents	55,779	62,875	54,595	79,445

Ending Cash and Cash Equivalents	$294,778	$60,530	$294,778	$60,530

BILL BARRETT CORPORATION

Reconciliation of Discretionary Cash Flow & Adjusted Net Income (Loss)

(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
(in thousands, except per share amounts)
Net Loss	$(34,649)	$(166,656)	$(73,984)	$(185,534)

Adjustments to reconcile to discretionary cash flow:
Depreciation, depletion and amortization	69,024	72,047	189,426	214,792
Impairment, dry hole and abandonment expense	29,109	219,363	32,613	227,646
Exploration expense	23	(24)	442	212
Total derivative (gain) loss	(75,353)	22,340	(21,949)	21,578
Deferred income taxes	(22,073)	(99,212)	(43,604)	(110,036)
Stock compensation and other non-cash charges	3,496	3,392	9,651	12,681
Amortization of debt discounts and deferred financing costs	1,068	1,069	3,200	4,535
(Gain) Loss on sale of properties	99,466	1,091	96,896	(3,102)
Loss on extinguishment of debt	—	21,460	—	21,460

Discretionary Cash Flow	$70,111	$74,870	$192,691	$204,232

Per share, diluted	$1.46	$1.58	$4.02	$4.30
Per Boe	$26.42	$20.95	$24.99	$18.32

Adjusted Net Loss Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
(in thousands except per share amounts)
Net Loss	$(34,649)	$(166,656)	$(73,984)	$(185,534)

Adjustments to net income (loss):
Total derivative (gain) loss	(75,353)	22,340	(21,949)	21,578
Impairment expense	26,743	216,564	28,121	216,564
(Gain) Loss on sale of properties	99,466	1,091	96,896	(3,102)
One-time items:
Loss on extinguishment of debt	—	21,460	—	21,460
West Tavaputs NGL processing true-up	—	—	(5,677)	—
Expenses (credit) relating to compressor station fire	—	192	(570)	1,367

Subtotal adjustments	50,856	261,647	96,821	257,867
Statutory tax rate	38%	38%	38%	38%

Tax effected adjustments	31,531	162,221	60,029	159,878

Adjusted Net Loss	$(3,118)	$(4,435)	$(13,955)	$(25,656)

Per share, diluted	$(0.06)	$(0.09)	$(0.29)	$(0.54)
Per Boe	$(1.17)	$(1.24)	$(1.81)	$(2.30)

Discretionary cash flow and adjusted net income (loss) are non-GAAP measures. These measures are presented because management believes that they provide useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income (loss) for one-time or unusual items to allow for a more consistent comparison from period to period. In addition, the Company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and that many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. Because discretionary cash flow and adjusted net income (loss) exclude some, but not necessarily all, items that affect net income (loss) and may vary among companies, the amounts presented may not be comparable to similarly titled measures of other companies.